Joshua Gold Moving Drilling Rig to C1 Property; More KSM Gold assay results; New Property Acquisition

C1 Property Drilling Program Phase 2

Joshua Gold Resources Inc. (OTC: JSHG) is pleased to announce that it will be mobilizing a drilling rig onto its C1 JV property over the next week.  In this JSHG Phase 2 drilling program our geological team is determining where to drill the next few holes on the property.  In our JSHG Phase 1 drilling program JSHG has already drilled eight holes on the C1 property which are documented in the Company's 43-101 formatted disclosure document.

JSHG head geologist, Fred Sharpley, P. Geo comments, "Our geological team will be looking systematically at all the relevant historical geological data in order to pinpoint our drilling targets."

The Drill on site

King Solomon Mines Results

The Company also is pleased to announce five new gold assay results from the Company's one hundred per cent 100% owned King Solomon mines property in Ontario.  The grab samples obtained by the prospectors on November 25, 2020 are as follows:

A37844    140 g/mt : Imperial 4.50 oz/ton(troy ounce per ton)

A378445      0.35 g/mt :0.0115 oz/ton

A378446      8.27 g/mt : 0.266 oz/ton

A376447      2.22g/mt : 0.714 oz/ton

A378448      4.59 g/mt : 0.148 oz/ton

Borden North Acquisition

Finally, on January 15, 2020, JSHG has purchased a 100% interest in eleven claims (approximately 495 acres), known as the Borden North Property in Cochrane and Darcy Townships located about 6.5 kilometers (app. 4 miles) north of the Newmont Borden Lake gold mine in Northern Ontario.  The Company paid one hundred thousand JSHG common shares for the mineral property.  The Borden Lake mine has proven and probable reserves of 2.61 million tons of estimated, measured and indicated gold reserves with an average grade of 5.81/g/t.

JSHG CEO Ben Fuschino states, "The Company is pleased to announce Phase Two of its drilling program on the C1 Property as it marks another milestone in JSHG's plan. The assay results on KSM are positive and the acquisition of the Borden North Property  are part of the Company’s continued goal to identify, acquire and explore interests in prospective mineral properties with high value potential. "

Mr. Fred Sharpley is a professional geologist and a “Qualified Person” and is responsible for the technical information contained in this news release.

Joshua Gold Resources Inc. (OTC: JSHG) a publicly traded American gold and mineral exploration company headquartered in Canada, home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper, cobalt, niobium to chromium.

Safe Harbor Statement: This press release contains forward looking statements of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Forward looking statements are not a guarantee of future performance and results, and will not be accurate indications of the times, or by, which such performance will be achieved.

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Website: www.joshuagoldresources.com